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November 30, 2006

PSEG FOSSIL REACHES AGREEMENT WITH STATE, FEDERAL REGULATORS
ON HUDSON STATION COAL UNIT

Amendment to 2002 Consent Decree Will Achieve Same Level of Emissions Reductions,
Provide More Time to Consider Technology Retrofits

     PSEG Fossil, a subsidiary of PSEG Power, said today it has reached agreement with state and federal regulators on an amendment to its 2002 environmental Consent Decree that will achieve the emissions reductions targets of this agreement while providing more time to assess the feasibility of installing additional advanced emissions controls at its coal-fired Hudson Unit 2 in Jersey City.

     The agreement with the U.S. Environmental Protection Agency (USEPA) and the New Jersey Department of Environmental Protection (NJDEP) will allow PSEG Fossil to continue operating Hudson Unit 2 for four years beyond the existing Dec. 31, 2006 deadline for installing additional environmental controls. PSEG Fossil will be required to undertake a number of technology additions, plant modifications, and operating procedure changes at Hudson and the coal-fired units at Mercer Generating Station (Hamilton Township) designed to meet targeted reductions in emissions of nitrogen oxide (NOx), sulfur dioxide (SO2), particulate matter, and mercury. In addition, PSEG Fossil has agreed to notify USEPA and NJDEP by the end of 2007 whether it will install the additional emissions controls at Hudson Unit 2 by the end of 2010, or plan for the orderly shut down of the unit.

     PSEG Fossil in January, 2002, reached an agreement in the form of a Consent Decree with NJDEP and USEPA that required installing selective catalytic reduction (SCRs) for NOx reduction, flue-gas desulfurization systems (scrubbers) for SO2 reduction, a bag house for particulate matter reduction, and other controls at the Hudson and Mercer coal-fired units over a 10-year period. This agreement stemmed from discussions initiated by PSEG Fossil to resolve concerns over compliance with the New Source Review provisions of the federal Clean Air Act.

     The company, to date, has invested more than $120 million in this program and a substantial mount of this work has been completed on or ahead of schedule, including installation of SCRs at both Mercer units and installation and start-up of the first-of-its kind mercury continuous emissions monitor (CEM) demonstration project at Hudson.

     Shortly after the Consent Decree was finalized, however, significant changes in energy and capacity markets and increases in the cost of pollution control equipment and other necessary plant modifications called into question whether it would be more prudent to perform the work at Hudson or shut down the unit. PSEG Fossil informed NJDEP and USEPA about these issues and has been engaged with the regulators in discussions on alternatives that would reach the environmental objectives of the 2002 Consent Decree while allowing continued operation of Hudson Unit 2.

     The amended agreement includes accelerating the existing schedule for scrubber installation and installing baghouses at the Mercer units, carbon injection for mercury control on all of the units, operating procedure and plant modifications at Hudson and Mercer, NOx emission rate reductions at Mercer, establishing annual NOx and SO2 emissions caps at Hudson, and use of low emissions coal at Hudson. The cost of implementing the agreement at Mercer and Hudson is estimated at $170 to $220 million and will be incurred in the 2007-2010 timeframe. This estimate includes the cost of the Mercer baghouses which also are a component of the plan to meet New Jersey’s mercury control requirements.

     These costs are incremental to the estimated $400 to $500 million that will be required to complete the emissions control retrofits at Hudson (scrubber, SCR, baghouse).

     As part of the agreement, PSEG Fossil also will purchase and retire emissions allowances, contribute $3.25 million for programs to reduce particulate emissions from diesel engines in New Jersey, and pay a $6 million civil penalty. The Company took a $15 million reserve in the third quarter of 2006 to account for these measures.

     PSEG Power President Frank Cassidy said, “The requirements established by NJDEP and USEPA in the amended agreement recognize the importance of the emissions reductions called for in the 2002 Consent Decree as well as the role Hudson Unit 2 plays in supporting regional electric system reliability. The agreement will deliver the same or better amount of emissions reductions. The continued use of coal in an environmentally responsible manner also will help sustain fuel diversity which is critical to maintaining affordable supplies of electric energy in New Jersey.”

     Hudson Unit 2 is a 608 megawatt (MW) coal-fired unit. Mercer units 1 and 2 are a combined 648 MW.

     PSEG Power, one of the nation’s largest independent power producers, is a subsidiary of Public Service Enterprise Group Incorporated (PSEG/NYSE:PEG), a diversified energy holding company. PSEG’s other primary subsidiaries are Public Service Electric and Gas Company (PSE&G), New Jersey’s oldest and largest energy distribution utility company, and PSEG Energy Holdings, a holding company for other non-regulated businesses.

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